Exhibit 99.1

ADT REPORTS THIRD QUARTER 2021 RESULTS
Announces pending acquisition of Sunpro Solar, entering into the rapidly growing residential solar market
Continued momentum in the business with total revenue, subscribers, and end of period RMR all increasing year over year
Commercial rebound continues with double-digit revenue growth
BOCA RATON, Fla. – November 9, 2021 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the third quarter of 2021.
THIRD QUARTER 2021 OPERATIONAL HIGHLIGHTS VERSUS PRIOR YEAR
•Monitoring and related services revenue increased 5%
•Gross recurring monthly revenue (RMR) additions grew 7% in the third quarter, 19% year-to-date
•End of period RMR of $356 million increased by 4%, the 5th quarter of sequential improvement
•Solid customer retention with attrition at 13.4%
•Commercial performance improves with revenue growing 18%

“Our third quarter results show that we are successfully delivering solid results for our shareholders while positioning the Company for long-term growth. Our people are at the heart of ADT’s brand and I want to thank our entire team for their great work and steadfast focus on our customers,” stated Jim DeVries, ADT’s President and CEO. “Our pending acquisition of Sunpro Solar represents an exciting new chapter for ADT, giving us a top-tier position in the fast-growing residential solar business. With our broad spectrum of integrated security, smart home, and energy management solutions – customers will now be protected, connected, and powered by ADT.”

THIRD QUARTER 2021 FINANCIAL RESULTS(1)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	GAAP
Total revenue	$1,317	$1,299	$3,926	$4,000
Net loss	(109)	(113)	(283)	(520)
Net cash provided by operating activities	370	364	1,155	993
Net cash used in investing activities	(393)	(265)	(1,171)	(800)
Net cash provided by (used in) financing activities	(64)	345	(124)	249
Net loss per share of common stock - diluted	$(0.13)	$(0.15)	$(0.35)	$(0.68)
Net loss per share of Class B common stock - diluted	$(0.13)	$(0.07)	$(0.35)	$(0.44)
	Other Measures
Adjusted EBITDA	$554	$564	$1,638	$1,666
Adjusted Free Cash Flow	62	127	289	532
Trailing twelve-month revenue payback	—	—	2.3 years	2.2 years
Trailing twelve-month gross customer revenue attrition (percentage)	—	—	13.4%	12.9%
End of period RMR	—	—	$356	$341
Adjusted Net Loss	$(54)	$(58)	$(166)	$(181)
Adjusted Diluted Net Loss per share	$(0.07)	$(0.08)	$(0.22)	$(0.24)
Third Quarter 2021 Results Versus Prior Year
Total revenue increased 1% year over year to $1,317 million. The revenue increase was driven primarily by a $53 million, or 5% increase in monitoring and related services revenue resulting from the Company’s subscriber growth initiatives and an improvement in average pricing. Higher M&S revenue was partially offset by lower installation revenue, reflecting the non-cash impact of equipment ownership model changes.
Net loss of $109 million improved from $113 million in the prior year, primarily due to strong M&S revenue and lower interest expense, offset by higher radio conversion costs, which are also reflected in the $0.02 improvement in diluted net loss per share of common stock. Diluted net loss per share of Class B common stock was $(0.13) compared to $(0.07) a year ago.
Adjusted Diluted Net Loss per share (previously named diluted net loss per share before special items) improved compared to the prior year, reflecting improvements in Adjusted Net Loss (previously named net loss before special items) of $54 million compared to $58 million in the prior year.
Adjusted EBITDA was $554 million, down from $564 million in the prior year, reflecting the non-cash impact of the ownership model changes and technology investments. These items were partially offset by strong monitoring and related services revenue performance, as well as improved Commercial results.

Year-to-date net cash provided by operating activities increased 16% year over year to $1,155 million primarily due to the impact of ownership model changes, the non-recurrence of a 2020 outflow related to the Defenders acquisition, and lower cash interest, partially offset by higher net payments for radio conversion costs. Year-to-date net cash used in investing activities increased versus the comparable period in 2020 reflecting higher customer acquisition costs and lower cash paid for business acquisitions. The change in year-to-date cash flows from financing activities was primarily due to the Company’s issuance of Class B common stock in 2020.

Year-to-date Adjusted Free Cash Flow of $289 million was down compared to the comparable period in 2020 primarily due to higher subscriber acquisition costs associated with significant growth in customers and 19% gross RMR additions growth year-to-date.
ACQUISITION OF SUNPRO SOLAR
The Company has entered into a definitive agreement to acquire Sunpro Solar, a leading provider of residential solar installation, for approximately $825 million,(2) comprised of $160 million cash and approximately 77.8 million shares of ADT common stock, subject to certain adjustments. The completion of the transaction is subject to customary closing conditions, including regulatory approvals. The transaction is expected to close by year-end 2021.
Sunpro Solar will be branded ADT Solar, giving ADT an industry-leading position and instant brand recognition in the rapidly growing residential solar market. The transaction brings numerous strategic and financial benefits, including:
•Immediate brand and market leadership position: The highly fragmented solar industry does not have a clear brand leader, much less one with ADT’s trusted reputation.
•Grow market share quickly: ADT’s trusted brand, national footprint, and reach to 6 million customers should enable strong, efficient solar customer lead generation and acquisition relative to competitors.
•Expands ADT’s presence in the home: Creates opportunity to offer consumers a single provider for the protected, connected, and powered home.
•Earnings and cash flow positive: Transaction expected to be positive to EBITDA and free cash flow immediately and accretive to EPS within the first twelve months, prior to any synergy realization
•Improves cash flow profile: Minimal capital expenditures, stable customer acquisition costs, and significant upfront cash generation.
•Limited balance sheet impact: ADT will assume approximately $20 million in vehicle loans and leases; all other existing Sunpro Solar debt will be retired using the cash proceeds from the acquisition.

BUSINESS HIGHLIGHTS
ADT is a trusted consumer brand, driving profitable growth through innovative technology, strategic partnerships, and premium products and service. Key highlights of the Company’s performance include:
•Continued Growth of RMR – During the quarter, Gross RMR additions increased to $15.5 million, an increase of 7% from the prior year. As of the end of the quarter, RMR totaled $356 million, representing a 4% year over year increase. Approximately 80% of the Company’s total revenues come from this durable recurring revenue.
•Radio Conversions Progress – The Company continued to make significant progress in replacing the 3G and Code-Division Multiple Access (“CDMA”) cellular equipment used in many of its security systems. During 2021, the number of customer systems to be converted was reduced by 1.4 million with approximately 480 thousand customer systems remaining to be converted as of September 30, 2021.

•Proactively improving capital structure – The Company completed transactions during the quarter to proactively improve its balance sheet. In July, the Company issued $1 billion in new notes due in 2029 and in August used the proceeds to retire its $1 billion of notes due in 2022. Combined with other refinancing transactions in 2019 and 2020, the Company has flattened near-term maturities, improved liquidity, and reduced annual cash interest by more than $100 million.
•Cash dividend declared – Effective November 9, 2021, the Company’s board of directors declared a cash dividend of $0.035 per share to holders of the Company’s common stock and Class B common stock of record as of December 16, 2021. This dividend will be paid on January 4, 2022.
2021 FINANCIAL OUTLOOK (3)(4)
The Company remains on track to meet its 2021 guidance and is narrowing the ranges provided earlier in the year.

(in millions)	2021 Prior Guidance	2021 Updated Guidance
Total Revenue	$5,050 - $5,250	$5,200 - $5,250
Adjusted EBITDA	$2,100 - $2,200	$2,150 - $2,200
Adjusted Free Cash Flow	$450 - $550	$450 - $500
____________________________

(1)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income (Loss), and Adjusted Diluted Net Income (Loss) per share are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2)	Based on a 20-day average stock price.
(3)
Guidance excludes 3G and Code-Division Multiple Access (“CDMA”) radio conversion costs. There are many variables involved in those costs, including retention levels, system upgrade rates, revenue opportunities, cost-sharing opportunities, and possible technology solutions. The Company estimates the range of net costs for this replacement program at $260 million to $290 million, of which ADT has incurred $249 million from inception through September 30, 2021. The Company incurred $52 million during the third quarter of 2021. These amounts and ranges are net of any revenue the Company collects from customers associated with these radio replacements and cellular network conversions.

Due to the Company’s residential equipment ownership model transition, the Company’s guidance includes estimated non-cash reductions in reported revenue ($350 million to $400 million) and Adjusted EBITDA ($80 million to $100 million).

(4)
The Company is not providing a quantitative reconciliation of its updated financial outlook for Adjusted EBITDA and Adjusted Free Cash Flow, or any expected impact from the acquisition of Sunpro Solar, to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as the adjustments or items discussed below under the heading “Non-GAAP Measures.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

Conference Call
Management will discuss the Company’s third quarter of 2021 results and our announced agreement to acquire Sunpro Solar during a conference call and webcast today beginning at 10:00 a.m. ET. The conference call can be accessed as follows:
•By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Third Quarter 2021 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com.
An audio replay of the conference call will be available from approximately 1:00 p.m. ET on November 9, 2021, until 11:59 p.m. ET on November 23, 2021, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode, 13724615 or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT is the most trusted brand in smart home and small business security. Through innovative products, partnerships and the largest network of smart home security professionals in the United States, we connect and protect what matters most to our customers at home, work and on the go. For more information, visit www.adt.com.

Media Inquiries:	Investor Relations:
Paul Wiseman - ADT paulwiseman@adt.com	Jill Greer - ADT tel: 888.238.8525 jillgreer@adt.com

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, our proposed acquisition of Sunpro Solar and its anticipated impact on our business and financial condition, our anticipated timing for the Sunpro acquisition, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, our strategic partnership and ongoing relationship with Google, the expected timing of product commercialization with Google or any changes thereto, the successful internal development, commercialization and timing of our next generation platform and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risks and uncertainties related to the parties’ ability to successfully close the Sunpro Solar acquisition, which is subject to various closing conditions, our ability to integrate the acquired business successfully and to achieve synergies and other benefits, the possibility that the acquisition may cause disruption to the Sunpro Solar business and to its customers, any distraction of our management team from our business, the possibility that the acquisition may adversely impact our financial results, other risks associated with our ability to execute on the transaction, and risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.
Impact on Non-GAAP Measures
The Company is not providing a quantitative reconciliation of the impact that the acquisition of Sunpro Solar will have on the Company's EBITDA and free cash flow to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because the impact of the acquisition of Sunpro Solar on these GAAP measures is difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items. Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Monitoring and related services	$1,098	$1,046	$3,245	$3,133
Installation and other	219	253	681	867
Total revenue	1,317	1,299	3,926	4,000
Cost of revenue (exclusive of depreciation and amortization shown separately below)	372	358	1,135	1,142
Selling, general, and administrative expenses	449	411	1,344	1,279
Depreciation and intangible asset amortization	480	473	1,424	1,440
Merger, restructuring, integration, and other	(7)	(6)	19	115
Operating income	23	63	5	24
Interest expense, net	(133)	(157)	(348)	(569)
Loss on extinguishment of debt	(37)	(49)	(37)	(115)
Other income	2	2	5	7
Loss before income taxes	(146)	(141)	(375)	(654)
Income tax benefit	36	28	92	133
Net loss	$(109)	$(113)	$(283)	$(520)

Net (loss) income per share - basic:
Common stock	$(0.13)	$(0.15)	$(0.35)	$(0.68)
Class B common stock	$(0.13)	$0.05	$(0.35)	$(0.10)

Weighted-average shares outstanding - basic:
Common stock	767	761	765	760
Class B common stock	55	8	55	3

Net loss per share - diluted:
Common stock	$(0.13)	$(0.15)	$(0.35)	$(0.68)
Class B common stock	$(0.13)	$(0.07)	$(0.35)	$(0.44)

Weighted-average shares outstanding - diluted:
Common stock	767	761	765	760
Class B common stock	55	17	55	6
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$61	$205
Accounts receivable, net	363	336
Inventories, net	214	175
Work-in-progress	55	41
Prepaid expenses and other current assets	178	210
Total current assets	872	967
Property and equipment, net	335	326
Subscriber system assets, net	2,818	2,663
Intangible assets, net	5,521	5,907
Goodwill	5,245	5,236
Deferred subscriber acquisition costs, net	797	654
Other assets	435	364
Total assets	$16,022	$16,117

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$101	$45
Accounts payable	361	322
Deferred revenue	339	346
Accrued expenses and other current liabilities	607	584
Total current liabilities	1,409	1,296
Long-term debt	9,508	9,448
Deferred subscriber acquisition revenue	1,099	832
Deferred tax liabilities	900	991
Other liabilities	365	511
Total liabilities	13,282	13,078

Total stockholders' equity	2,740	3,039
Total liabilities and stockholders' equity	$16,022	$16,117
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(283)	$(520)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,424	1,440
Amortization of deferred subscriber acquisition costs	91	70
Amortization of deferred subscriber acquisition revenue	(123)	(90)
Share-based compensation expense	46	75
Deferred income taxes	(102)	(147)
Provision for losses on receivables and inventory	30	99
Loss on extinguishment of debt	37	115
Intangible asset impairments	18	—
Unrealized (gain) loss on interest rate swap contracts	(115)	90
Other non-cash items, net	100	104
Changes in operating assets and liabilities, net of effects of acquisitions:
Deferred subscriber acquisition costs	(235)	(170)
Deferred subscriber acquisition revenue	202	125
Other, net	66	(196)
Net cash provided by operating activities	1,155	993
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(512)	(265)
Subscriber system asset expenditures	(519)	(273)
Purchases of property and equipment	(127)	(112)
Acquisition of businesses, net of cash acquired	(16)	(182)
Other investing, net	4	32
Net cash used in investing activities	(1,171)	(800)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	450
Proceeds from long-term borrowings	1,011	2,640
Proceeds from receivables facility	118	44
Repayment of long-term borrowings, including call premiums	(1,075)	(2,748)
Repayment of receivables facility	(28)	(2)
Dividends on common stock	(87)	(80)
Deferred financing costs	(12)	(28)
Other financing, net	(50)	(26)
Net cash (used in) provided by financing activities	(124)	249

Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net (decrease) increase during the period	(139)	442
Beginning balance	208	49
Ending balance	$68	$491
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Total Revenue by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
CSB:
Monitoring and related services	$976	$940	$2,892	$2,814
Installation and other	60	120	205	459
CSB	$1,036	$1,060	$3,097	$3,274
Commercial:
Monitoring and related services	$123	$105	$352	$319
Installation and other	159	133	477	408
Commercial	281	239	829	726
Total Revenue	$1,317	$1,299	$3,926	$4,000
Adjusted EBITDA by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
CSB	$529	$549	$1,558	$1,637
Commercial	26	15	80	30
Total	$554	$564	$1,638	$1,666
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the condensed consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of our non-GAAP financial measures used in this release, reasons we believe these measures are useful, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures.
The Company is not providing a quantitative reconciliation of non-GAAP measures used in its financial outlook (including a quantitative reconciliation of the impact that the acquisition of Sunpro Solar will have on the Company’s EBITDA and free cash flow) as we are not able to reconcile forward looking non-GAAP financial measures without unreasonable efforts because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA, Adjusted EBITDA Margin, and Reconciliation to GAAP Net Loss
We believe the presentation of Adjusted EBITDA provides useful information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; and (ix) other income/gain or expense/loss items such as impairment charges, financing and consent fees, or acquisition-related adjustments.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect our net income or loss (the most comparable GAAP measure).
The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net loss	$(109)	$(113)	$(283)	$(520)
Interest expense, net	133	157	348	569
Income tax benefit	(36)	(28)	(92)	(133)
Depreciation and intangible asset amortization	480	473	1,424	1,440
Amortization of deferred subscriber acquisition costs	33	25	91	70
Amortization of deferred subscriber acquisition revenue	(45)	(31)	(123)	(90)
Share-based compensation expense	16	26	46	75
Merger, restructuring, integration and other	(7)	(6)	19	115
Loss on extinguishment of debt	37	49	37	115
Radio conversion costs, net(1)	52	13	172	24
Other, net	—	(1)	—	2
Adjusted EBITDA	$554	$564	$1,638	$1,666

Net loss to total revenue ratio	(8.3)%	(8.7)%	(7.2)%	(13.0)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	50.5%	53.9%	50.5%	53.2%
Note: amounts may not sum due to rounding
_______________________
(1) Represents net costs associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow, Adjusted Free Cash Flow, and Reconciliation to GAAP Net Cash Provided by Operating Activities
We believe the presentation of Free Cash Flow and Adjusted Free Cash Flow are appropriate to provide investors with useful information about our ability to repay debt, make other investments, and pay dividends. In addition, we believe the presentation of Adjusted Free Cash Flow is also a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask our operating results or business trends.
Free Cash Flow and Adjusted Free Cash Flow adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$370	$364	$1,155	$993
Net cash used in investing activities	$(393)	$(265)	$(1,171)	$(800)
Net cash provided by (used in) financing activities	$(64)	$345	$(124)	$249

Net cash provided by operating activities	$370	$364	$1,155	$993
Dealer generated customer accounts and bulk account purchases	(173)	(121)	(512)	(265)
Subscriber system asset expenditures	(180)	(135)	(519)	(273)
Purchases of property and equipment	(43)	(36)	(127)	(112)
Free Cash Flow	(25)	72	(2)	343
Net proceeds from receivables facility	35	22	90	41
Financing and consent fees	—	—	4	5
Restructuring and integration payments	2	6	9	18
Integration-related capital expenditures	2	4	9	15
Radio conversion costs, net	50	11	173	18
Other, net(1)	(2)	12	8	90
Adjusted Free Cash Flow	$62	$127	$289	$532
Note: amounts may not sum due to rounding
_______________________
(1) The nine months ended September 30, 2020 included $81 million related to the settlement of a pre-existing relationship in connection with the Defenders acquisition.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share, and Reconciliations to GAAP Net Loss and GAAP Diluted Net Loss per Share
Adjusted Net Income (Loss) is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Net Income (Loss) per share is Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of common stock. In periods of net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B common stock to shares of common stock as the results would be anti-dilutive.
We believe Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. There are material limitations to using these measures as they do not reflect certain significant items which directly affect our net income or loss and related per share amounts (the most comparable GAAP measures).
During the third quarter of 2021, Net Income (Loss) before special items was renamed Adjusted Net Income (Loss), and Diluted Net Income (Loss) per share before special items was renamed Adjusted Diluted Net Income (Loss) per share. There has been no change to the calculation of these measures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2021	2020	2021	2020
Net loss	$(109)	$(113)	$(283)	$(520)
Merger, restructuring, integration, and other	(7)	(6)	19	115
Loss on extinguishment of debt	37	49	37	115
Radio conversion costs, net	52	13	172	24
Share-based compensation expense	16	26	46	75
Interest rate swaps, net(1)	(23)	(8)	(115)	89
Other, net	—	(1)	—	2
Tax adjustments(2)	(21)	(18)	(41)	(80)
Adjusted Net Loss	$(54)	$(58)	$(166)	$(181)

Weighted-average shares outstanding - diluted(3):
Common stock	767	761	765	760
Class B common stock	55	17	55	6

Net loss per share - diluted:
Common stock	$(0.13)	$(0.15)	$(0.35)	$(0.68)
Class B common stock	$(0.13)	$(0.07)	$(0.35)	$(0.44)

Adjusted Diluted Net Loss per share(4)	$(0.07)	$(0.08)	$(0.22)	$(0.24)
Note: amounts may not sum due to rounding
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(1) Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(2) Represents tax impact on adjustments.
(3) Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(4) Calculated as Adjusted Net Loss divided by diluted weighted-average shares outstanding of Common Stock.